SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 3)(1)


                               Bon Ton Stores Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    09776J101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 23, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


-------------------------------------------

(1) This Amendment No. 3 to the Schedule 13G amends and restates the Amendment No. 2 to the Schedule 13G filed by the Reporting Persons with respect to common stock of Bon Ton Stores, Inc. on 3/05/2007 in its entirety. This Amendment is being filed to include ownership of securities inadvertently omitted from the Amendment No. 2 to the Schedule 13G previously filed.

CUSIP No. 09776J101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Trafelet Capital Management, L.P.(1)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

     1,883,200

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,883,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,200

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.0%

12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Trafelet Capital Management, L.P. became required to file as a Reporting Person on this 13G amendment by virtue of having been assigned an investment management agreement from its affiliate, Trafelet & Company, LLC.

CUSIP No. 09776J101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Trafelet & Company, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

          0

6.   SHARED VOTING POWER

     1,883,200

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,883,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,883,200

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.0%

12.  TYPE OF REPORTING PERSON*

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 09776J101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Remy W. Trafelet

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     4,000

6.   SHARED VOTING POWER

     1,883,200

7.   SOLE DISPOSITIVE POWER

     4,000

8.   SHARED DISPOSITIVE POWER

     1,883,200

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,887,200

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.1%

12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 09776J101
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Delta Offshore, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     805,400

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     805,400

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     805,400

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.6%

12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   09776J101
            ---------------------


Item 1(a).  Name of Issuer:


            Bon Ton Stores Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2801 East Market Street
            York, Pennsylvania 17402

            --------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Trafelet Capital Management, L.P.
            Trafelet & Company, LLC
            Remy W. Trafelet
            Delta Offshore, Ltd.
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Trafelet Capital Management, L.P.
            900 Third Avenue
            5th Floor
            New York, NY 10022

            Trafelet & Company, LLC
            900 Third Avenue
            5th Floor
            New York, NY 10022

            Remy W. Trafelet
            900 Third Avenue
            5th Floor
            New York, NY 10022

            Delta Offshore, Ltd.
            BNY Alternative Investment Services Ltd.
            48 Par-la-Ville Road
            Suite 464
            Hamilton, HM11
            Bermuda
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Trafelet Capital Management, L.P. - Delaware
            Trafelet & Company, LLC - Delaware
            Remy W. Trafelet - United States of America
            Delta Offshore, Ltd. - Cayman Islands
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.01 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            09776J101
            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Trafelet Capital Management, L.P. - 1,883,200
          Trafelet & Company, LLC - 1,883,200
          Remy W. Trafelet - 1,887,200
          Delta Offshore, Ltd. - 805,400
          --------------------------------------------------------------------

     (b)  Percent of class:

          Trafelet Capital Management, L.P. - 13.0%
          Trafelet & Company LLC - 13.0%
          Remy W. Trafelet - 13.1%
          Delta Offshore, Ltd. - 5.6%
          --------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          Trafelet Capital Management, L.P.:

          (i)   Sole power to vote or to direct the vote               0
                                                         ----------------------,


          (ii)  Shared power to vote or to direct the vote             1,883,200
                                                         ----------------------,


          (iii) Sole power to dispose or to direct the                 0
                disposition of                           ----------------------,


          (iv)  Shared power to dispose or to direct the               1,883,200
                disposition of                           ----------------------.

          Trafelet & Company, LLC:

          (i)   Sole power to vote or to direct the vote               0
                                                         ----------------------,


          (ii)  Shared power to vote or to direct the vote             1,883,200
                                                         ----------------------,


          (iii) Sole power to dispose or to direct the                 0
                disposition of                           ----------------------,


          (iv)  Shared power to dispose or to direct the               1,883,200
                disposition of                           ----------------------.

          Remy W. Trafelet:

          (i)   Sole power to vote or to direct the vote               0
                                                         ----------------------,


          (ii)  Shared power to vote or to direct the vote             1,887,200
                                                         ----------------------,


          (iii) Sole power to dispose or to direct the                 0
                disposition of                           ----------------------,


          (iv)  Shared power to dispose or to direct the               1,887,200
                disposition of                           ----------------------.

          Delta Offshore, Ltd.:

          (i)   Sole power to vote or to direct the vote               0
                                                         ----------------------,


          (ii)  Shared power to vote or to direct the vote             805,400
                                                         ----------------------,


          (iii) Sole power to dispose or to direct the                 0
                disposition of                           ----------------------,


          (iv)  Shared power to dispose or to direct the               805,400
                disposition of                           ----------------------.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         N/A
         ---------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


         N/A
         ---------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.


         N/A
         ---------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to S.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to S.240.13d-1(c) or S.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


        N/A
        ---------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.


         N/A
         ---------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     March 16, 2007
                                        ----------------------------------------
                                                        (Date)

                                           Trafelet Capital Management, L.P.*

                                           By: Trafelet & Company, LLC,
                                                 as general partner*


                                           By: /s/ Remy W. Trafelet*
                                           -------------------------
                                           Remy W. Trafelet
                                           Managing Member



                                           Trafelet & Company LLC*

                                           By:  /s/ Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet
                                           Managing Member


                                           /s/  Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet*



                                           Delta Offshore, Ltd.

                                           By:  /s/ Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet
                                           Director


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

* The Reporting Persons disclaim beneficial ownership in the Shares reported herein except to the extent of their pecuniary interest therein.

                                                                     Exhibit A


                                    AGREEMENT
                                    ---------

     The undersigned agree that this amended Schedule 13G dated March 16, 2007 relating to the Common Stock, $0.01 par value of Bon Ton Stores Inc. shall be filed on behalf of the undersigned.

                                           Trafelet Capital Management, L.P.*

                                           By: Trafelet & Company, LLC,
                                                 as general partner*


                                           By: /s/ Remy W. Trafelet*
                                           -------------------------
                                           Remy W. Trafelet
                                           Managing Member



                                           Trafelet & Company LLC*

                                           By:  /s/ Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet
                                           Managing Member


                                           /s/  Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet*



                                           Delta Offshore, Ltd.

                                           By:  /s/ Remy W. Trafelet
                                           -------------------------
                                           Remy W. Trafelet
                                           Director

SK 03388 0014 752645